UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 3, 2008
Date of Report (Date of earliest event reported)

BODYTEL SCIENTIFIC INC.
(Exact name of registrant as specified in its charter)

Nevada	98-0461698
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

4720 Salisbury Road, Suite 72 Jacksonville, Florida 32256
(Address of principal executive offices) (zip code)

904-305-8634
(Registrant’s telephone number, including area code)

One Independent Drive, Suite 1701, Jacksonville, FL
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On August 27th, 2008, the Company’s wholly-owned subsidiary, BodyTel Europe GmbH (“BodyTel Europe”), initiated an offer to the Company to participate in a capital raise of Euro 800,000.00 (in tranches of whole numbers divisible by 1,000 Euros), the successful completion of which would increase the share capital of BodyTel Europe from Euro 25,000.00 to Euro 825,000.00. Pursuant to the terms of the capital raise, the acquirer of the new share capital would be required to pay a premium of an additional Euro 1,500,000.00 into BodyTel Europe, bringing the total new capital raised to Euro 2,300, 000.00. Under German laws applicable to the organization and existence of BodyTel Europe, the Company, as its sole shareholder, was offered the right to acquire such capital contributions pursuant to the terms of the capital raise. The right granted by German law was limited solely to the Company until September 2,, 2008. Due to its financial condition, the Company was unable to exercise its rights by such date to acquire any portion of the new capital contributions. Accordingly, the new capital contributions will be offered by BodyTel Europe to new investors on the same terms as offered to the Company. If the new capital contributions are not secured by BodyTel Europe by Friday, 5th of September 2008, BodyTel Europe will be required to initiate insolvency proceedings according to German law. Under German law, in an insolvency proceeding an appointed administrator would take over control of BodyTel Europe and secure the interests of the outstanding creditors. In such a situation, it is highly unlikely that the Company, as sole shareholder of BodyTel Europe, would receive any distributions or other property as a result of the insolvency proceedings.

In the event that all of the new capital contributions are acquired by new investors, the ownership interest of the Company in BodyTel Europe will be reduced from 100.0% to 3.0% . As a result of such dilution of ownership, the Company will no longer be able to direct the management of BodyTel Europe nor will its financial condition and results of operations be consolidated with the financial condition and results of operations of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BODYTEL SCIENTIFIC INC.
Date: September 3, 2008
	By:	/s/ Stefan Schraps
Stefan Schraps
President